                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

CB Capital Investors, LLC ("CBCI, LLC") (FN 1)
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   (Last)               (First)                 (Middle)

c/o Chase Capital Partners
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                                    (Street)

380 Madison Avenue, 12th Floor
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   (City)               (State)                 (Zip)

New York,             New York                   10017
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2. Date of Event Requiring Statement (Month/Day/Year)

1/1/2000
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

The Pantry, Inc. ("PTRY")
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

            ________________________________________
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6. If Amendment, Date of Original (Month/Day/Year)

06/08/99
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7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
   Common Stock                          956,322                     D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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

Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, Chase Manhattan Capital, LLC ("CMC, LLC") became the successor to Chase Manhattan Capital, LP ("CMC, LP"), (ii) Chase Manhattan Capital Corporation ("CMCC") became the managing member of CMC, LLC and (iii) Chase Capital Partners ("CCP") became the manager, by delegation, of CMC, LLC pursuant to a master advisory agreement with CMCC. The internal reorganization changed CMC, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

               CB Capital Investors, LLC
               ** Signature of Reporting Person

               By: Chase Capital Partners, as Manager

               By: /s/
                  ----------------------------------------

               Title:
                          ------------- of Chase Capital Partners      2/  /2000
                                                                       ---------
                                                                       Date

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

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                                                                                Title of
                                                                              Derivative
                                    Date of                      Title and  Securities and    Ownership      Nature of     Disclaims
Name and Address    Designated       Event      Issuer Name,     Amount of     Title and        Form:        Indirect      Pecuniary
  of Reporting       Reporter1     Requiring       Ticker        Security      Amount of    Direct (D) or   Beneficial      Interest
     Person                        Statement  or Trading Symbol               Securities    Indirect (I)     Ownership
                                                                              Underlying
                                                                              Derivative
                                                                              Securities

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
John R. Baron      CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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Mitchell J. Blutt  CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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Chris C. Behrens   CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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Arnold L. Chavkin  CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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Eric Green         CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY 100
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Michael R. Hannon  CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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Donald J. Hofmann  CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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


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
Stephen P. Murray  CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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John M.B.          CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
O'Connor           Investors,        2000         ("PTRY")        956,322                                Note 2 below
C/o Chase             LLC
Capital Partners
380 Madison
Avenue 12th Floor
New York, NY
10017
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Susan L. Segal     CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase Capital  Investors,        2000         ("PTRY")        956,322                                Note 2 below
Partners              LLC
380 Madison
Avenue
12th Floor
New York, NY
10017
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Shahan D.          CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
Soghikian          Investors,        2000         ("PTRY")        956,322                                Note 2 below
c/o Chase             LLC
Capital
Partners
50 California
Street, Suite
2940
San Francisco,
CA 94111
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Jeffrey C. Walker  CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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Timothy J. Walsh   CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue
 12th Floor
New York, NY
10017
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Richard D. Waters  CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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Damion E. Wicker   CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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


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

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
CCP European       CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
Principals, LLC    Investors,        2000         ("PTRY")        956,322                                Note 2 below
c/o Chase             LLC
Capital Partners
380 Madison
Avenue 12th Floor
New York, NY
10017
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CCP Principals,    CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
LLC c/o Chase      Investors,        2000         ("PTRY")        956,322                                Note 2 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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Chase Capital      CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
Corporation        Investors,        2000         ("PTRY")        956,322                                Note 2 below
(f/k/a Chemical       LLC
Capital
Corporation)
c/o Chase
Capital Partners
380 Madison
Avenue 12th Floor
New York, NY
10017
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The Chase          CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
Manhattan          Investors,        2000         ("PTRY")        956,322                                Note 3 below
Corporation           LLC
270 Park Avenue
35th Floor
New York, NY
10017
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Chase Capital      CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
Partners           Investors,        2000         ("PTRY")        956,322                                Note 4 below
380 Madison           LLC
Avenue 12th Floor
New York, NY
10017
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The Chase          CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
Manhattan Bank     Investors,        2000         ("PTRY")        956,322                                Note 5 below
380 Madison           LLC
Avenue 12th Floor
New York, NY
10017
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David L. Ferguson  CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 6 below
Capital Partners      LLC
380 Madison
Avenue
12th Floor
New York, NY
10017
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I. Robert Greene   CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Flatiron       Investors,        2000         ("PTRY")        956,322                                Note 7 below
Partners              LLC
257 Park Avenue
South 12th Floor
New York, NY
10010
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


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
Brian J. Richmand  CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 8 below
Capital Partners      LLC
380 Madison
Avenue
12th Floor
New York, NY
10017
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Jonas Steinmann    CB Capital     January 1,  The Pantry, Inc.  Common Stock    N/A              I       See Explanatory        No
c/o Chase          Investors,        2000         ("PTRY")        956,322                                Note 9 below
Capital Partners      LLC
380 Madison
Avenue 12th Floor
New York, NY
10017
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

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amount shown in Table I represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the manager, by delegation, of CMC, LLC, pursuant to an advisory agreement with Chase Manhattan Capital Corporation. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CMC, LLC.

3) The amount shown in Table I represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the manager, by delegation, of CMC, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CMC, LLC.

4) The amount shown in Table I represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because it is the manager, by delegation, of CMC, LLC pursuant to an advisory agreement with Chase Manhattan Capital Corporation. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amount shown in Tables I represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of the managing member of CBCI, LLC.

6) The amount shown in Tables I represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the manager, by delegation, of CMC, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CMC, LLC.

7) The amount shown in Tables I represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the manager, by delegation, of CMC, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CMC, LLC.

8) The amount shown in Tables I represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the manager, by delegation, of CMC, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CMC, LLC.

9) The amount shown in Tables I represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.